EXHIBIT 99.1


Delta Apparel Announces Preliminary First Quarter 2007 Results

    -- Company Updates First Quarter and Fiscal Year 2007 Guidance --

    -- Company Completes Acquisition of FunTees, Inc. --

    DULUTH, Ga.--(BUSINESS WIRE)--Oct. 16, 2006--Delta Apparel, Inc. (AMEX: DLA) today announced preliminary financial results for the first quarter ended September 30, 2006 and updated its guidance for the fiscal year ended June 30, 2007.

    The Company currently expects first quarter revenues in the range of $61 million to $63 million versus its prior expectation of $64 to $68 million. It also now expects diluted earnings per share in the range of $0.25 to $0.27 versus prior guidance of $0.41 to $0.45. As reported in the Company's August 18, 2006 earnings release, net income in the first quarter of 2007 includes an extraordinary gain associated with the final earn-out payment made to the former
M. J. Soffe shareholders. This extraordinary gain is expected to be approximately $0.09 per diluted share for the 2007 first fiscal quarter.

    For the full fiscal year, the Company continues to expect net sales to be in the range of $325 to $340 million. The Company now expects diluted earnings per share to be in the range of $1.81 to $2.00 per diluted share for the 2007 fiscal year versus its prior guidance of $1.91 to $2.05 per diluted share.

    Robert W. Humphreys, the Company's President and Chief Executive Officer, commented, "While we set new sales records for our first quarter, sales were below our expectations in our Junkfood business. Revenue in our Delta business was ahead of the prior year but lower than expected, and margins during the quarter were depressed by weak pricing and promotional freight costs. We continued to experience strong sales in our Soffe business through all of its distribution channels and expect the growth at Soffe to continue throughout the year."

    Mr. Humphreys concluded, "As we look ahead, our Junkfood business is entering the second fiscal quarter with a stronger backlog which should drive improved results as compared to the first quarter of this year. We are well underway with the integration of Fun-Tees and expect to realize immediate savings on raw material and transportation costs. Additional savings should be realized when we complete the manufacturing integration in the second half of this fiscal year. These factors, including the expected positive impact of the Fun-Tees acquisition, should enable us to make up for a portion of the first quarter shortfall as the year progresses. We are building a well-diversified distribution model and believe that our prospects remain strong for growth and healthy profitability in fiscal 2007 and beyond."

    The Company also announced that it has completed the previously announced acquisition of Fun-Tees, Inc. for a total purchase price of $20 million in cash, subject to certain post-closing adjustments, including an adjustment based on the actual working capital purchased. Delta Apparel funded the acquisition through draws under its revolving credit facility. After the $20 million payment for the purchase of Fun-Tees, the Company had an aggregate of approximately $69 million outstanding under the revolving lines of credit with approximately $16 million of aggregate credit availability.

    Fun-Tees is in the business of designing, manufacturing, marketing, and selling private labeled custom knit t-shirts primarily to major branded sportswear companies. Delta Apparel believes that the strength of Fun-Tees is its flexibility to custom-manufacture products in a variety of garment styles, fabrics and colors. Fun-Tees was founded in 1972 and is headquartered in Concord, North Carolina. Delta Apparel expects the Fun-Tees acquisition to increase the activewear segment sales by approximately $70 million in sales on an annual basis and be immediately accretive to per share earnings.

    Delta Apparel will hold a conference call to discuss its fiscal 2007 first quarter results on Friday, November 3, 2006 at 9:00 a.m. ET. The Company will provide the dial-in numbers and webcast information in the coming weeks.

    About Delta Apparel, Inc.

    Delta Apparel, Inc., along with its wholly owned subsidiaries, M. J. Soffe Company and Junkfood Clothing Company, is a marketer, manufacturer and distributor of high quality branded and private label activewear apparel. The Company specializes in selling a variety of casual and athletic activewear tops and bottoms, embellished and unembellished T-shirts, and fleece products for the ever-changing apparel market. The Company focuses on its broad distribution of apparel products to specialty and boutique stores, high-end and mid-tier retail stores, sporting goods stores, screen printers, and private label accounts. In addition, certain products are sold in college bookstores and to the U.S. Military. The Company's operations are located throughout the United States, Honduras, El Salvador and Mexico and the Company employs approximately 5,800 people worldwide. Additional information on the Company is available at www.deltaapparel.com.

    Statements and other information in this press release that are not reported financial results or other historical information are forward-looking statements. These are based on our expectations and are necessarily dependent upon assumptions, estimates and data that we believe are reasonable and accurate but may be incorrect, incomplete or imprecise. Forward-looking statements are also subject to a number of business risks and uncertainties, any of which could cause actual results to differ materially from those set forth in or implied by the forward-looking statements. The risks and uncertainties include, among others, the ability to achieve synergies in connection with the Fun-Tees acquisition and to integrate it successfully into our business, changes in the retail demand for apparel products, the cost of raw materials, competitive conditions in the apparel and textile industries, the relative strength of the United States dollar as against other currencies, changes in United States trade regulations, the discovery of unknown conditions (such as with respect to environmental matters and similar items) and other risks described from time to time in our reports filed with the Securities and Exchange Commission. Accordingly, any forward-looking statements do not purport to be predictions of future events or circumstances and may not be realized. We do not undertake publicly to update or revise the forward-looking statements even if it becomes clear that any projected results will not be realized.

    CONTACT: Delta Apparel, Inc.
             Deborah Merrill, 864-232-5200 x6620
             or
             Investor Relations:
             Integrated Corporate Relations
             Bill Zima, 203-682-8200